Recently, shareholders of United Bancorporation of Alabama, Inc. received a $0.075 per share dividend. This is the second quarterly dividend paid by the corporation since adopting the quarterly distribution plan. During 2007, shareholders received a total of $.375 per share which included the $.15 paid in January 2007, $.15 in July and $.075 in October. The shift to quarterly payments resulted in an additional $0.075 per shares being received in calendar 2007.
Operating results for the year reflect the impact of three major financial events. First, over the past year, the Federal Reserve reduced the Feds Funds rate from 5.25% to the current level of 3.50%. These moves resulted in a compression of the bank’s Net Interest Margin. Secondly, the continued weakening of credit conditions especially in real estate related loans resulted in the bank boosting its Provision for Loan Losses. When compared to prior years, the bank’s loans in a Past Due status or on Non-Accrual increased substantially. Loans in this category were limited to a few large credits and not indicative of risks inherent in the total loan portfolio. Management has taken aggressive steps to pursue resolution on these relationships as well as provide adequate reserves based upon available analysis and information.
Despite these challenges, the bank made unprecedented progress on its strategic long term plan of branch expansion. During the year, a new office was built an opened in Jay, Florida. This new full service facility greatly enhances our service level to this community. For over two years, customers and staff have functioned in small store front office. Customer response to the new facility has been very positive. The Summerdale, office moved from a modular facility into a new office on the site. This move completes the plans for this location. Modeled after a small train station, this office fits well into the Summerdale market and provides a full range of services to this community. Pace, Fl was not in our 2007 plan however, a bank office was made available for bid due to a merger of larger institutions. United Bank was the successful bidder. We opened for business after remodeling this office on Highway 90 in November. In addition, our Milton, FL office received a boost when we moved a modular office onto the site of our new office being built on Berryhill Rd. With this additional capability, the bank now has three full service offices serving Santa Rosa County. Asset growth in this vibrant county has been very strong. The final expansion for the year was in the Eastern Shore Center in Spanish Fort, AL. Due to customer demands the bank accelerated our plans to open a facility in this community. Plans are still underway for a larger office to be built on Highway 31 closer to town center.
Each of these projects required a well coordinated effort from all areas of the bank. Because banking is highly dependent upon the quality of our people, great effort was expended to recruit and train staff for all of these expansions. The third financial impact during the year was the significantly higher Salary and Wages associated with staffing these new and expanded offices. The benefits of these investments in people will accrue as we gain momentum in these important markets. In addition, there was some increase in Occupancy expense. The full impact on Non-Interest Expense will begin in 2008 while these office begin the attract customers and grow assets.
2008 begins with plans for an expansion in Loxley, AL. Completion of this addition will be mid 2008. With this expansion, the bank will able to serve retail customers with a full range of services as well as continue with our Commercial Banking services being provided. While it is far too early to assess operating results, early indications are positive. Economic challenges are expected to continue into the year. Further rate reductions are being forecasts. Close management the bank’s Asset / Liability position will be required to maintain our Net Interest Margin.
The Annual Meeting of Shareholders is scheduled for May 7, 2008. At that time we will be in position to recap in more detail the full results for 2007 as well as a forecast for 2008. Shares of United Bancorporation of Alabama, Inc. have been trading in the range of $18.00 to $18.50 per share. Shares are available. If we can ever be of service please do not hesitate to contact us.
Robert R. Jones, III
President & CEO

  STATEMENT OF CONDITION
At the close of business December 31
(Unaudited)
(000’s)

	2007	2006
ASSETS
Cash & due from banks	49,119	51,205
Investment securities	111,946	108,411
Federal funds sold	5,000	—
Loans, net	263,156	242,627
Banks premises & equipment, net	16,809	11,796
Accrued interest receivable & other assets	10,544	11,959

TOTAL ASSETS	456,574	425,998

LIABILITIES & STOCKHOLDERS’ EQUITY
Deposits	369,425	331,704
Repurchase agreements	41,204	44,410
Other borrowed funds	2,466	7,797
Accrued interest payable & other liabilities	2,346	2,337

Total Liabilities	415,441	386,248

Stockholders’ Equity
Class A common stock, authorized 2,500 shares of $10.00 par value; 2,500 shares issued and outstanding	25	25
Class B common stock, authorized 5,000 shares of $1.00 par value; 3,000 shares issued and outstanding	3	3
Surplus	13,132	13,083
Retained Earnings	27,973	26,639

Total stockholders’ equity	41,133	39,750

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	456,574	425,998